Exhibit 99.1

AIR FORCE AWARDS CONTRACT EXTENSION
TO VIASPACE SUBSIDIARY

PASADENA, CA,— October 19, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today its subsidiary, Ionfinity LLC, has been awarded a Phase II STTR contract extension and additional funding by the U. S. Air Force to develop, jointly with Aerospace Corp. and the NASA Jet Propulsion Laboratory, a soft ionization membrane to be used as a micro ion engine for micro and nano satellite station keeping. Massively duplicated micro ion engines could also provide station keeping for large satellites.

The soft ionization membrane is a proprietary and patented technique to produce ion beams. The technology is also being applied to the mass spectrometry market where it is expected to provide a large increase in sensitivity with a large reduction in size and cost. In addition to the current $2B/year market for mass spectrometry instruments, the soft ionization membrane is expected to enable a new generation of sensors for detecting chemical and biological warfare agents, narcotics and explosives. Ionfinity is pursuing these applications under separate contracts from the US Army and Navy.

About VIASPACE: Dedicated to transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, see www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.